PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-95807



                                     [LOGO]



                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                             Name of Company (1)                      Ticker        Amounts    Trading Market
                             -------------------                      ------        -------    --------------
              ALLTEL Corp.                                              AT             2            NYSE
              AT&T Corp.                                                T              5            NYSE
              BCE Inc.                                                 BCE             5            NYSE
              BellSouth Corp.                                          BLS            15            NYSE
              CenturyTel, Inc.                                         CTL             1            NYSE
              Cincinnati Bell Incorporated                             CBB             2            NYSE
              Level 3 Communications, Inc.                             LVLT            3           NASDAQ
              Nextel Communications, Inc.                              NXTL            6           NASDAQ
              Qwest Communications International Inc.                   Q          12.91728         NYSE
              SBC Communications Inc.                                  SBC            27            NYSE
              Sprint Corporation                                       FON             9            NYSE
              Telephone and Data Systems, Inc.                         TDS             1            AMEX
              Telephone and Data Systems, Inc. - Special Common       TDS.S            1            AMEX
                 Shares(1)
              Verizon Communications                                    VZ           21.76          NYSE

         -------------------
         (1) As a result of the issuance of a stock dividend by Telephone and Data Systems, Inc. (Amex: "TDS"), effective May 19, 2005, Telephone and Data Systems, Inc. - Special Common Shares (Amex:
              "TDS.S") was added as an underlying security to the Telecom HOLDRS Trust. For each share of Telephone and Data Systems, Inc. per 100 share round lot of Telecom HOLDRS, The Bank of New York received one share of Telephone and Data Systems, Inc. - Special Common Shares. Therefore, as of May 19, 2005, one share of Telephone and Data Systems, Inc. - Special Common Shares will be required for creations and cancellations of Telecom HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.